September 4, 2007

QPC Lasers, Inc.
15632 Roxford Street
Sylmar, California 91342

Ladies and Gentlemen:

We refer to the above-captioned registration statement on Form SB-2 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed by QPC Lasers, Inc, a Nevada corporation (the “Company”), with the Securities and Exchange Commission. We consent to the use of our name wherever it appears in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

/s/ Morrison & Foerster, LLP

Morrison & Foerster, LLP